UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported) May 18, 2005

Chilco River Holdings Inc.
(Exact name of registrant as specified in its charter)

Nevada	0001278595	98-0419129
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

595 Howe Street, Suite 206
Vancouver, British Columbia, Canada	V6C 2T5
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 604-681-2575

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On May 18, 2005, Chilco River Holdings Inc. (the "Company") completed a private placement of 25,000 shares (the "Shares") of its common stock with a par value of $0.001 per share ("Common Stock") to Gavin Roy (the "Purchaser") at a price of $0.92 per share, pursuant to the terms of a Subscription Agreement between the Company and the Purchaser (the "Subscription Agreement"). The purchase price for the Shares sold in the private placement was $23,000 before deducting expenses. The Company did not pay any finders fee or commission in connection with the private placement. The Company intends to use the net proceeds from the private placement for working capital and general corporate purposes.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On May 10, 2005 Thomas Brady resigned as a director and officer of the Company for personal reasons.

Gavin Roy of Vancouver, British Columbia was appointed to the board of the Company to fill the vacancy caused by Mr. Brady’s resignation. Mr. Roy was also appointed as the Company’s secretary-treasurer in the place of Mr. Brady.

Mr. Roy has extensive experience in the financial services business and has joined the Company’s board to assist in raising the funds to enable the Company to locate and acquire additional mineral resource properties or other assets of interest. Mr. Roy holds over 50% of the Company’s common stock.

Item 9.01 Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) The Exhibits to this current report are listed in the Index to Exhibits which immediately follows the signatures hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHILCO RIVER HOLDINGS INC.

Date: May 18, 2005	By:	/s/ Gavin Roy
Gavin Roy, Director and Secretary-Treasurer

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Form of Subscription Agreement